                                                                    Exhibit 99.1





FOR IMMEDIATE RELEASE                      FINANCIAL CONTACT:     MARK FLINT
                                                                (301) 731-1402
                                           MEDIA CONTACT:         MARINA EIN
                                                                (202) 223-2922

                      DART GROUP ANNOUNCES ACQUISITION OF
                            SHOPPERS FOOD WAREHOUSE

LANDOVER, MD...(FEBRUARY 6, 1997)...Dart Group Corporation (NASDAQ: DARTA) today announced the successful acquisition of the remaining 50% interest in Shoppers Food Warehouse Corp. for $210 million, financed through cash in Shoppers and a private placement of $140 million of senior notes. Shoppers operates thirty-four supermarkets in the greater Washington, D.C. area.

Larry G. Schafran, Chairman of the Executive Committee of Dart's Board of Directors and Co-Chairman of Shoppers, said, "We are delighted to welcome the employees and operations of Shoppers Food Warehouse into the Dart family. This transaction furthers Dart's corporate goal of pursuing prudent opportunities for growth. Now entirely owned by Dart, Shoppers can focus its resources on strengthening its position as a leading supermarket operator in the Washington, D.C. metropolitan area."

Mr. Schafran also announced the appointment of Mark A. Flint, Dart's Senior Vice President and Chief Financial Officer, as a Director and Chief Executive Officer for Shoppers Food Warehouse. Mr. Flint, who joined Dart in 1996, has spent the past fifteen years in management, corporate development, mergers and acquisitions, finance and information technology -- the bulk of this experience with major food retailers and distributors.

Keith E. Alessi is also joining the Shoppers Food Warehouse team as a member of the Shoppers' Board of Directors. Mr. Alessi, a long-time officer of Farm Fresh, is currently Chairman, President, and Chief Executive Officer of Jackson Hewitt Inc., the nation's second largest electronic tax preparations service. He joined Jackson Hewitt in 1996 after nearly a decade with Farm Fresh, Inc., a regional supermarket chain based in Norfolk, Virginia, where he served in various capacities as Chief Financial Officer, Chief Operating Officer and President.

The Board of Directors of Shoppers will now consist of Larry G. Schafran and Herbert H. Haft as Co-Chairman, Douglas M. Bregman, Bonita A. Wilson, Mark A. Flint and Keith E. Alessi.

Dart, a Delaware corporation, operates retail discount auto parts stores though Trak Auto Corporation, retail discount bookstores through Crown Books Corporation and retail discount beverage stores through Total Beverage Corporation. Dart has been engaged in the retail discount grocery business since 1988, when it initially acquired a 50% interest in Shoppers.

Wasserstein Perella advised Dart in this transaction and served as placement agent of the senior notes.